Joint Annual Shareholder Meeting Results:

The Funds held their annual meetings of shareholders on July 31, 2013. Common/Preferred shareholders voted as indicated below:

								     Withheld
						Affirmative 	     Authority

Election of Alan Rappaport - Class I
to serve until the annual meeting for the
2014-2015 fiscal year				50,690,467 	    2,051,417

Re-election of Deborah A. DeCotis - Class II
to serve until the annual meeting for the
2015-2016 fiscal year				50,534,136 	    2,207,748

Re-election of Bradford K. Gallagher - Class II
to serve until the annual meeting for the
2015-2016 fiscal year		  		50,675,050 	    2,066,834


Re-election of James A. Jacobson* - Class II		** 	           **
to serve until the annual meeting for the 2015-2016 fiscal year


Election of Alan B. Miller* - Class II
to serve until the annual meeting for the	     4,473 	            0
2015-2016 fiscal year

The other members of the Board of Trustees at the time of the meeting, namely, Messrs. Neal P. Goldman*, Hans W. Kertess, John C. Maney + and William B. Ogden, IV continue to serve as Trustees.

* Preferred Shares Trustee
** Trustee was not elected by shareholders at the annual meeting.
+ Interested Trustee